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                                                                    EXHIBIT 12.3

                             PACCAR AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)

                                                                      Three Months Ended
                                                                           March 31
                                                                 2000                     1999
                                                            -------------------------------------

FIXED CHARGES
     Interest expense -
       PACCAR and subsidiaries (1)                          $      55,395               $  42,660
     Portion of rentals deemed interest                             4,965                   4,437
                                                            -------------------------------------

TOTAL FIXED CHARGES                                         $      60,360                $ 47,097
                                                            -------------------------------------

EARNINGS
     Income before taxes -
       PACCAR and subsidiaries                              $     242,752               $ 187,450
     Fixed charges                                                 60,360                  47,097
                                                            -------------------------------------

EARNINGS AS DEFINED                                         $     303,112            $    234,547
                                                            -------------------------------------


RATIO OF EARNINGS TO FIXED CHARGES                                  5.02x                   4.98x



(1) Exclusive of interest, if any, paid to PACCAR.


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